Exhibit 99.1

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com	PR11-201
Hastings Entertainment Reports Correction to First Quarter 2011 Results Press Release
AMARILLO, Texas, May 16, 2011—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, reports a correction to its first quarter news release issued on May 16, 2011 (the “Release”). Under the “Fiscal Year 2011 Guidance” section of the Release, the range for guidance of net earnings per share for the full fiscal year ending January 31, 2012 was incorrectly reported as $0.22 to $0.37. The correct range should read $0.22 to $0.27 per share. We are not currently reporting a correction of any of the other amounts reported in the Release.
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 146 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate a concept store, Sun Adventure Sports, in Amarillo, Texas.
We also operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.
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